Exhibit 8.1

September 12, 2018

Brighthouse Financial, Inc.

11225 North Community House Road,

Charlotte, North Carolina 28277

Brighthouse Financial, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (Registration No. 333-227190) (the “Registration Statement”) and the Prospectus Supplement, dated September 5, 2018 (the “Prospectus Supplement”), to the Prospectus, dated September 5, 2018, of Brighthouse Financial, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”), relating to the issuance and sale by the Company of $375,000,000 aggregate principal amount of its 6.250% Junior Subordinated Debentures due 2058 (the “Debentures”), issued pursuant to the Junior Subordinated Indenture, dated as of September 12, 2018, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of September 12, 2018, between the Company and the Trustee, providing for the Debentures.

We hereby confirm to you our opinion as set forth under the heading “Material United States Federal Income Tax Considerations” in the Prospectus Supplement, subject to the limitations, qualifications and assumptions set forth therein and herein.

Our opinion is based upon the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. Our opinion is limited to the matters specifically addressed herein, and no other opinion is implied or may be inferred. Our opinion is rendered only as of the date hereof, and we assume no responsibility to advise you or any other person of facts, circumstances, changes in law, or other events or developments that hereafter may occur or be brought to our attention and that may affect the conclusion expressed herein.

Brighthouse Financial, Inc.	2	September 12, 2018

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on September 12, 2018, incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Material United States Federal Income Tax Considerations” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP